Exhibit 99.1

PQ Group Reports Fourth Quarter and Full Year 2020 Results from Continuing Operations;
Achieved Significant Milestones on Strategic Transformation to a Pure-Play Catalyst and Services Company

▪Solid quarter performance driven by demand recovery across many end uses and benefit of Performance Chemicals business transformation plan;
▪Year results reflect lower volumes from global pandemic, offset by cost actions undertaken at all businesses;
▪Net cash provided by operating activities of $223.6 million and Adjusted free cash flow of $152.5 million for the year;
▪Portfolio transformation accelerated with agreement for the sale of the Performance Chemicals business for $1.1 billion and the completed sale of Performance Materials for $650 million; and
▪Closed strategic acquisition of fast-growing catalyst activation company

Financial results are on a continuing operations basis, which excludes the Performance Materials business from all quarterly and yearly results presented, unless otherwise indicated.
Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

MALVERN, PA, March 9, 2021 -- PQ Group Holdings Inc. (NYSE:PQG) (“PQ” or the “Company”) reported results from continuing operations1 for the fourth quarter and year ended December 31, 2020.

For the fourth quarter, sales of $281.5 million matched the fourth quarter of 2019, reflecting a rebound in demand. Net loss was $182.8 million with $1.35 diluted loss per share and Adjusted net income was $82.5 million with Adjusted diluted EPS of $0.61 per share. The fourth quarter and year end results included the impact of a non-cash goodwill impairment charge for Performance Chemicals of $260.0 million, or $1.92 per share, and the recognition of deferred tax assets associated with foreign tax credits of $56.3 million, or $0.42 per share. Adjusted EBITDA totaled $81.8 million, with Performance Chemicals benefiting from demand recovery and the successful implementation of its business transformation plans, which were offset by refiners recalibrating their activity and delaying change outs in the Catalysts segment.

For the year, lower sales demand due to the global COVID-19 pandemic impacted sales volumes, partially offset by aggressive cost actions undertaken at all the business segments. Sales were $1,107.4 million, a decrease of 7.7 percent from 2019. Net loss was $176.3 million with $1.30 diluted loss per share. Adjusted net income was $136.9 million with Adjusted diluted EPS of $1.00 per share. Adjusted EBITDA totaled $338.0 million.

“Within the confines of the pandemic-influenced year, PQ delivered solid results in 2020, generated $153 million of adjusted free cash flow and drove an Adjusted EBITDA margin of more than 27 percent. The PQ team demonstrated steadfast character dealing with the uncertainties and complexities of the situation, supporting customers, protecting the business continuity, while tightly managing operations,” said Belgacem Chariag, PQ Chairman, President and Chief Executive Officer. “We are also excited at our growth prospects for 2021 and beyond, as we stand at the cusp of our most notable accomplishments within our ‘Simpler + Stronger’ portfolio transformation. As the economy begins to turn the corner, we are now positioning to be a high growth pure-play catalyst and services company that enables customer transitions to cleaner fuels and a circular economy for plastics.”

(1) Continuing operations for 2020 include the Company’s Refining Services, Catalysts and Performance Chemicals businesses.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 1

Review of Segment Results

As anticipated, most of PQ’s customers experienced increased end use demand during the fourth quarter, ranging from packaged products to automotive sales. The construction and mining segments also demonstrated demand strength. The company expects stronger demand recovery in the second half of 2021 across all sectors, with most end uses improving at varying paces.

Refining Services

Refining Services saw North American gasoline demand partially recover in the second half of 2020 and end the year approximately 10 percent below 2019 demand levels, with U.S. refinery utilization rates in the low-to-mid-80 percent range. Looking ahead, utilization is expected to improve during the second quarter of 2021 and into the active summer season, especially with the anticipated progress in vaccination rates. As demand stabilizes, alkylate production is expected to continue to grow on higher octane fuel blending. Virgin sulfuric acid demand ended the year higher than 2019 levels as a recovery of mining and auto production improved heading into 2021.

For the quarter ended December 31, 2020, sales of $103.2 million decreased 2.3 percent versus the same period in 2019. Lower regeneration services volumes driven by reduced refinery run rates were partially offset by higher spot sales for virgin sulfuric acid. Adjusted EBITDA of $40.7 million decreased 2.9 percent on lower volumes and product mix.

For the year, sales of $401.9 million decreased 10.1 percent versus the same period in 2019. With the onset of the global pandemic, demand for regeneration services was impacted by lower refinery production rates as lower miles driven resulted in high gasoline inventories. Virgin sulfuric acid volumes were flat compared to prior year as the COVID-19 impact on industrial and automotive applications gave way to a recovery in the second half. Adjusted EBITDA of $157.2 million declined 10.5 percent due to lower overall volumes, partly offset by cost containment actions.

Catalysts

Sales for hydrocracking catalysts were strong in the first half of 2020 but tapered off in the second half as lower refinery utilization delayed the need for fixed bed change-outs. Demand for our emission control catalysts used in heavy-duty diesel vehicles decreased since the first quarter of 2020 as our customers temporarily curtailed production to align with demand. Offsetting these impacts was higher polyethylene catalyst demand in 2020 on increased consumer consumption of films and packaging. We expect higher catalyst demand in the second half of 2021 versus the first half, as polyolefin catalyst growth continues and refiners begin to restart hydrocracking and specialty catalyst change-outs.

For the quarter ended December 31, 2020, Silica Catalysts sales of $20.9 million decreased 10.3 percent versus the same period in 2019. Continued favorable demand growth for polyolefin catalysts was more than offset by lower methyl methacrylate sales. Zeolyst JV sales of $28.9 million declined 38.9 percent on lower hydrocracking orders due to deferred catalyst change-outs by refineries and the pace of recovery for custom and emission control catalysts. Adjusted EBITDA of $14.8 million decreased 47.9 percent due to lower sales volumes and unfavorable product mix.

For the year, Silica Catalysts sales of $94.0 million increased 9.7 percent versus the same period in 2019, benefiting from higher sales volumes for polyolefin catalysts. Zeolyst JV sales of $128.6 million declined 24.5 percent largely due to lower demand for hydrocracking and specialty catalysts following a robust 2019 that saw the second highest year on record followed by deferrals in 2020 customer change-outs. Results also reflected lower emission control catalyst sales on heavy-duty diesel production. Adjusted EBITDA of $74.5 million decreased 30.9 percent on reduced sales volumes from Zeolyst JV.

Performance Chemicals

Industrial demand continued to strengthen driven by automotive and coatings applications and the early signs of restocking within the global supply chain. In the fourth quarter, PQ experienced its best sales and Adjusted EBITDA results for Performance Chemicals since the first quarter of 2020.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 2

For the quarter ended December 31, 2020, sales of $158.2 million increased 1.8 percent over the same period in 2019. This improvement was largely driven by recovery of sodium silicate for industrial applications and continued healthy demand of specialty silicas for personal care and surface coatings. Adjusted EBITDA of $35.5 million increased 7.6 percent on improved sales volumes and improved costs from the company’s business transformation initiatives.

For the year, sales of $614.7 million decreased 8.3 percent versus the same period in 2019 on lower global demand for sodium silicates across multiple customer industrial applications. Adjusted EBITDA of $142.4 million decreased 6.0 percent as favorable business transformation cost initiatives were more than offset by lower sales volumes.
Cash Flows and Balance Sheet

For the year ended December 31, 2020, cash flows from operating activities from continuing operations decreased $22.3 million to $205.4 million, compared to $227.7 million for the same period in 2019. This decrease was primarily driven by a decrease in net income.

At December 31, 2020, the Company had cash and cash equivalents of $135.5 million and total debt outstanding of $1,426.4 million. During the year ended December 31, 2020, the Company repaid $467 million of long term debt and the net debt to Adjusted EBITDA ratio was 3.8x as of December 31, 2020.
Strategic Transformation

On March 1, 2021, the Company announced that it has entered into a definitive agreement to sell its Performance Chemicals business to a partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading LLC for a purchase price of $1.1 billion.

Upon the anticipated close in 2021 and finalization of net cash proceeds, PQ plans to return capital to shareholders through a special dividend of $2.50 to $3.25 per share (subject to Board approval and declaration), which is expected to result in a debt reduction of $450 million to $550 million.

In addition, on March 1, 2021 PQ closed on its acquisition of Chem32, LLC from its founders for a purchase price of $44 million to complement our Refining Services business. Chem32 is a leading supplier of catalyst pre-activation services used in the production of traditional and renewable fuels. This addition, with its patented technology and services, is expected to grow rapidly and generate higher margins.

2021 Financial Outlook from Continuing Operations

With the announced sale of Performance Chemicals, PQ will be reporting this business as a discontinued operation beginning in the first quarter of 2021. Consequently, the company is providing 2021 guidance from continuing operations for Target PQ, which reflects the Refining Services and Catalyst businesses and excludes Performance Chemicals, as below:

▪Sales of $555 to $565 million(2)
▪Adjusted EBITDA of $215 to $225 million
▪Adjusted free cash flow of $75 to $85 million

(2) GAAP sales only; Excludes proportionate 50 percent share of Zeolyst Joint Venture sales target of $140 to $150 million.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 3

Conference Call and Webcast Details

On Tuesday, March 9, 2021, PQ management will release its fourth quarter and full year 2020 results from continuing operations during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.

Conference Call: Investors may listen to the conference call live via telephone by dialing 1-866-342-8591 (domestic) or 1-203-518-9713 (international) and use the participant code PQGQ420.

Webcast: An audio-only webcast of the conference call and presentation materials can be accessed at http://investor.pqcorp.com.

A replay of the conference call/webcast will be made available at http://investor.pqcorp.com/events-presentations.

Investor Contact:
Nahla A. Azmy
(610) 651-4561
Nahla.Azmy@pqcorp.com

About PQ Group Holdings Inc.

PQ Group Holdings Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts, chemicals and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.
We have three uniquely positioned specialty businesses: Refining Services provides sulfuric acid recycling to the North American refining industry; Catalysts serves the packaging and engineering plastics and the global refining, petrochemical and emissions control industries; and Performance Chemicals supplies diverse product end uses, including personal and industrial cleaning products, fuel-efficient tires, surface coatings, and food and beverage products.
For more information, see our website at https://www.pqcorp.com.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted free cash flow, Adjusted net income, Adjusted EPS, Adjusted diluted EPS, and net debt (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

The company is not able to provide a reconciliation of the company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 4

Zeolyst Joint Venture

The company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the company’s results of operations. However, the company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the company’s 50% ownership interest. Accordingly, the company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding the sale of the Performance Chemicals business segment, including the intended use of proceeds therefrom, our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program, product and service offerings, including the impact of the COVID-19 pandemic on such items, expected demand trends and our 2021 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to close on the sale of the Performance Chemicals business segment on our anticipated timeline, or at all, our ability to successfully integrate Chem32, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 5

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31,		%	Years ended December 31,		%
	2020	2019	Change	2020	2019	Change
	(in millions, except percentages, share and per share amounts)
Sales	$281.5	$283.5	(0.7)%	$1,107.4	$1,199.9	(7.7)%
Cost of goods sold	214.3	217.6	(1.5)%	834.0	901.5	(7.5)%
Gross profit	67.2	65.9	1.9%	273.4	298.4	(8.4)%
Selling, general and administrative expenses	32.3	34.1	(5.1)%	125.3	129.5	(3.2)%
Goodwill impairment charge	260.0	—	—%	260.0	—	—%
Other operating expense, net	20.5	3.3	513.8%	51.0	21.4	138.3%
Operating (loss) income	(245.6)	28.5	(962.3)%	(162.9)	147.5	(210.4)%
Equity in net income from affiliated companies	(1.2)	(14.4)	(91.8)%	(21.2)	(46.0)	(53.9)%
Interest expense, net	14.4	20.9	(30.9)%	67.0	87.1	(23.1)%
Debt extinguishment costs	8.5	1.6	419.5%	25.0	3.4	635.3%
Other (income) expense, net	(2.6)	(4.0)	(35.8)%	(6.1)	(2.4)	154.2%
Income (loss) from continuing operations before income taxes and noncontrolling interest	(264.7)	24.3	NM	(227.6)	105.4	(315.9)%
(Benefit) provision for income taxes	(77.9)	(4.1)	NM	(48.1)	39.7	(221.2)%
Effective tax rate	29.4%	(16.7)%		21.1%	37.6%
Net (loss) income from continuing operations	(186.8)	28.4	NM	(179.5)	65.7	(373.2)%
Net (loss) income from discontinued operations, net of tax	(33.9)	(1.0)	NM	(19.9)	14.6	(236.3)%
Net (loss) income	(220.6)	27.4	NM	(199.3)	80.3	(348.2)%
Less: Net (loss) income attributable to the noncontrolling interest - continuing operations	(3.9)	0.2	NM	(3.2)	0.6	(633.3)%
Less: Net income (loss) attributable to the noncontrolling interest - discontinued operations	0.1	—	NM	0.3	0.2	50.0%
Net (loss) income attributable to PQ Group Holdings Inc.	$(216.7)	$27.2	NM	$(196.4)	$79.5	(347.0)%

(Loss) income from continuing operations	$(182.8)	$28.2		$(176.3)	$65.1
(Loss) income from discontinued operations	$(33.9)	$(1.0)		$(20.1)	$14.4
Net (loss) income attributable to PQ Group Holdings Inc.	$(216.7)	$27.2		$(196.4)	$79.5

Net (loss) income per share:
Basic (loss) income per share - continuing operations	$(1.35)	$0.21		$(1.30)	$0.48
Diluted (loss) income per share - continuing operations	$(1.35)	$0.21		$(1.30)	$0.48

Weighted average shares outstanding:
Basic	135,406,081	134,912,212		135,528,977	134,389,667
Diluted	135,406,081	136,151,739		135,528,977	135,548,694

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 6

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$135.5	$53.9
Accounts receivables, net	132.6	139.1
Inventories, net	127.4	137.6
Prepaid and other current assets	32.6	31.6
Current assets held for sale	—	206.4
Total current assets	428.1	568.6
Investments in affiliated companies	458.5	472.8
Property, plant and equipment, net	983.2	1,011.2
Goodwill	717.7	973.6
Other intangible assets, net	526.3	555.3
Right-of-use lease assets	48.2	48.4
Long-term assets held for sale	—	663.6
Other long-term assets	35.8	27.4
Total assets	$3,197.8	$4,320.9
LIABILITIES
Notes payable and current maturities of long-term debt	$6.5	$—
Accounts payable	112.3	114.1
Operating lease liabilities—current	15.2	11.9
Accrued liabilities	66.4	85.4
Current liabilities held for sale	—	58.1
Total current liabilities	200.4	269.5
Long-term debt, excluding current portion	1,393.9	1,843.2
Deferred income taxes	100.9	209.4
Operating lease liabilities—noncurrent	32.0	34.9
Long-term liabilities of held for sale	—	87.2
Other long-term liabilities	111.0	91.3
Total liabilities	1,838.2	2,535.5
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 137,102,143 and 136,861,382 on December 31, 2020 and 2019, respectively; outstanding shares 136,318,557 and 136,464,961 on December 31, 2020 and 2019, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	1,477.9	1,696.9
(Accumulated deficit) retained earnings	(93.4)	103.0
Treasury stock, at cost; shares 783,586 and 396,421 on December 31, 2020 and 2019, respectively	(11.1)	(6.5)
Accumulated other comprehensive loss	(15.3)	(15.3)
Total PQ Group Holdings Inc. equity	1,359.5	1,779.5
Noncontrolling interest	0.1	5.9
Total equity	1,359.6	1,785.4
Total liabilities and equity	$3,197.8	$4,320.9

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 7

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(199.3)	$80.3
Net loss (income) from discontinued operations	19.9	(14.6)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	114.6	111.0
Amortization	37.2	40.8
Goodwill impairment charge	260.0	—
Impairment of long-lived assets	0.3	—
Amortization of deferred financing costs and original issue discount	3.8	3.8
Debt extinguishment costs	22.7	3.4
Foreign currency exchange (gain) loss	(4.2)	2.4
Pension and postretirement healthcare benefit expense	0.9	3.7
Pension and postretirement healthcare benefit funding	(9.1)	(9.7)
Deferred income tax provision (benefit)	(64.7)	15.5
Net (gain) loss on asset disposals	(11.4)	(13.2)
Stock compensation	21.5	16.2
Equity in net income from affiliated companies	(21.2)	(46.0)
Dividends received from affiliated companies	40.1	40.1
Net interest income on swaps designated as net investment hedges	(5.0)	(8.5)
Other, net	(3.9)	(4.5)
Working capital changes that provided (used) cash, excluding the effect of acquisitions and dispositions:
Receivables	7.0	11.4
Inventories	9.4	(10.0)
Prepaids and other current assets	2.0	2.3
Accounts payable	4.2	(0.6)
Accrued liabilities	(19.2)	3.9
Net cash provided by operating activities, continuing operations	205.4	227.7
Net cash provided by operating activities, discontinued operations	18.2	40.1
Net cash provided by operating activities	223.6	267.8
Cash flows from investing activities:
Purchases of property, plant and equipment	(97.1)	(111.1)
Business divestiture, net of cash and indebtedness	624.3	—
Proceeds from sale of assets	9.4	17.6
Proceeds from sale of product line	18.0	27.7
Proceeds from settlement of swaps designated as net investment hedges	—	38.1
Proceeds from sale of investment	1.8	—
Net interest proceeds on swaps designated as net investment hedges	5.0	8.5
Other, net	0.9	0.4
Net cash provided by (used in) investing activities, continuing operations	562.3	(18.8)
Net cash (used in) provided by investing activities, discontinued operations	(10.8)	(16.5)
Net cash (used in) provided by investing activities	551.5	(35.3)

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 8

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Years ended December 31,
	2020	2019
Cash flows from financing activities:
Draw down of revolving credit facilities	$140.6	$177.9
Repayments of revolving credit facilities	(140.6)	(177.9)
Issuance of long-term debt, net of original issue discount and financing fees	640.3	—
Debt issuance costs	(9.0)	—
Debt prepayment fees	(10.6)	—
Repayments of long-term debt	(1,091.1)	(215.0)
Dividends paid to stockholders	(245.4)	—
Repurchases of common shares	(4.6)	(3.6)
Proceeds from stock options exercised	0.4	4.0
Other, net	(1.3)	(0.3)
Net cash used in financing activities, continuing operations	(721.3)	(214.9)
Net cash used in financing activities, discontinued operations	(1.6)	(1.2)
Net cash used in financing activities	(722.8)	(216.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11.1	(2.1)
Net change in cash, cash equivalents and restricted cash	63.3	14.2
Cash, cash equivalents and restricted cash at beginning of period	73.9	59.7
Cash, cash equivalents and restricted cash at end of period	137.2	73.9
Less cash, cash equivalents and restricted cash of discontinued operations	—	(18.7)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$137.2	$55.2

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 9

Appendix Table A-1: Reconciliation of Net Income to Segment Adjusted EBITDA

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
	(in millions)
Reconciliation of net (loss) income attributable to PQ Group Holdings Inc. to Segment Adjusted EBITDA
Net (loss) income from continuing operations	$(182.8)	$28.2	$(176.3)	$65.1
(Benefit) provision for income taxes	(77.9)	(4.1)	(48.1)	39.7
Interest expense, net	14.4	20.9	67.0	87.1
Depreciation and amortization	39.5	39.1	151.8	151.8
EBITDA	(206.8)	84.1	(5.6)	343.7
Joint venture depreciation, amortization and interest(a)	3.6	3.5	14.7	14.7
Amortization of investment in affiliate step-up(b)	1.6	1.7	6.6	7.5
Impairment of intangibles and goodwill	260.0	—	260.0	—
Debt extinguishment costs	8.5	1.8	25.0	3.4
Net loss (gain) on asset disposals(c)	3.5	(5.3)	(0.1)	(13.2)
Foreign currency exchange (gain) loss(d)	(2.8)	(2.7)	(4.2)	2.4
LIFO (benefit) expense(e)	(0.6)	0.7	(5.2)	9.7
Transaction and other related costs(f)	5.2	1.6	8.6	0.4
Equity-based compensation	5.5	4.1	21.5	16.2
Restructuring, integration and business optimization expenses(g)	5.7	2.6	15.6	3.6
Defined benefit plan pension cost(h)	0.1	0.7	—	3.0
Other(i)	(1.7)	(1.7)	1.1	2.5
Adjusted EBITDA	81.8	91.1	338.0	393.9
Unallocated corporate expenses	9.2	12.2	36.1	41.0
Segment Adjusted EBITDA	$91.0	$103.3	$374.1	$434.9

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 10

Descriptions to PQ Non-GAAP Reconciliations
(a)    We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)    Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC (“Eco”) in May 2016 (the “Business Combination”). We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)    When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use. During the year ended December 31, 2019, the net gain on asset disposals includes the gains related to the sale of a non-core product line and sale of property.
(d)    Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income primarily related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)    Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)    Represents the costs related to several transactions that are completed, pending or abandoned and that we believe are not representative of our ongoing business operations.
(g)    Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)    Represents adjustments for defined benefit pension plan costs in our statement of income. More than two-thirds of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen, and the remaining obligations primarily relate to plans operated in certain of our non-U.S. locations that, pursuant to jurisdictional requirements, cannot be frozen. As such, we do not view such expenses as core to our ongoing business operations.
(i)     Other costs consist of certain expenses that are not core to our ongoing business operations, including environmental remediation-related costs associated with the legacy operations of our business prior to the Business Combination, capital and franchise taxes, non-cash asset retirement obligation accretion and the initial implementation of procedures to comply with Section 404 of the Sarbanes-Oxley Act. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 11

Appendix Table A-2: Reconciliation of Net Income to Adjusted Net Income(1)

	Three months ended December 31,
	2020			2019
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net (loss) income from continuing operations	$(264.6)	$(77.9)	$(186.7)	$24.3	$(4.1)	$28.4
Less: Net (loss) income attributable to non-controlling interest - continuing operations	(3.9)	—	(3.9)	0.2	—	0.2
Net (loss) income attributable to PQ Group Holdings Inc. from continuing operations	(260.7)	(77.9)	(182.8)	24.1	(4.1)	28.2

Earnings per share:
Basic (loss) income per share - continuing operations			$(1.35)			$0.21
Diluted (loss) income per share - continuing operations			$(1.35)			$0.21

Net (loss) income attributable to PQ Group Holdings Inc.	(260.7)	(77.9)	(182.8)	24.1	(4.1)	28.2
Amortization of investment in affiliate step-up(b)	1.7	0.4	1.3	1.7	0.5	1.2
Impairment of goodwill	260.0	—	260.0	—	—	—
Debt extinguishment costs	8.5	2.1	6.4	1.8	0.4	1.4
Net loss (gain) on asset disposals(c)	3.5	(0.1)	3.6	(5.3)	(1.3)	(4.0)
Foreign currency exchange (gain) loss(d)	(2.8)	0.2	(3.0)	(2.6)	0.8	(3.4)
LIFO (benefit) expense(e)	(0.6)	(0.1)	(0.5)	0.7	0.2	0.5
Transaction and other related costs(f)	5.2	1.3	3.9	1.6	0.4	1.2
Equity-based and other non-cash compensation	5.6	1.3	4.3	4.1	1.0	3.1
Restructuring, integration and business optimization expenses(g)	5.7	1.4	4.3	2.6	0.7	1.9
Defined benefit pension plan cost(h)	0.1	—	0.1	0.7	0.2	0.5
Other(i)	(1.9)	(0.4)	(1.5)	(1.6)	(0.4)	(1.2)
Adjusted Net Income, includes non-cash GILTI tax	24.3	(71.8)	96.1	27.8	(1.6)	29.4
Impact of non-cash GILTI tax(2)	—	12.0	(12.0)	—	10.2	(10.2)
Impact of tax reform(3)	—	1.6	(1.6)	—	(2.4)	2.4
Adjusted Net Income(1)	$24.3	$(58.2)	$82.5	$27.8	$6.2	$21.6

Adjusted Net Income per share:
Basic income per share			$0.61			$0.16
Diluted income per share			$0.61			$0.16

Weighted average shares outstanding:
Basic			135,406,081			134,912,212
Diluted			136,284,272			136,151,739

See Appendix Table A-1 for Descriptions to PQ Non-GAAP Reconciliations in the table above.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 12

	Years ended December 31,
	2020			2019
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net (loss) income from continuing operations	$(227.6)	$(48.1)	$(179.5)	$105.4	$39.7	$65.7
Less: Net (loss) income attributable to non-controlling interest	(3.2)	—	(3.2)	0.6	—	0.6
Net (loss) income attributable to PQ Group Holdings Inc. from continuing operations	(224.4)	(48.1)	(176.3)	104.8	39.7	65.1

Earnings per share:
Basic (loss) income per share - continuing operations			$(1.30)			$0.48
Diluted (loss) income per share - continuing operations			$(1.30)			$0.48

Net (loss) income attributable to PQ Group Holdings Inc.	(224.4)	(48.1)	(176.3)	104.8	39.7	65.1
Amortization of investment in affiliate step-up(b)	6.6	1.7	4.9	7.5	1.9	5.6
Impairment of goodwill	260.0	—	260.0	—	—	—
Debt extinguishment costs	25.0	6.3	18.7	3.4	0.9	2.5
Net (gain) loss on asset disposals(c)	(0.1)	(2.5)	2.4	(13.2)	(3.3)	(9.9)
Foreign currency exchange (gain) loss(d)	(4.2)	0.3	(4.5)	2.4	1.4	1.0
LIFO (benefit) expense(e)	(5.2)	(1.3)	(3.9)	9.7	2.4	7.3
Transaction and other related costs(f)	8.6	2.1	6.5	0.4	0.1	0.3
Equity-based and other non-cash compensation	21.5	4.9	16.6	16.2	3.7	12.5
Restructuring, integration and business optimization expenses(g)	15.6	3.9	11.7	3.6	0.9	2.7
Defined benefit plan pension cost(h)	—	—	—	3.0	0.7	2.3
Other(i)	1.1	0.3	0.8	2.5	0.5	2.0
Adjusted Net Income, includes non-cash GILTI tax	104.5	(32.4)	136.9	140.3	48.9	91.4
Impact of non-cash GILTI tax(2)	—	—	—	—	(9.4)	9.4
Impact of tax reform(3)	—	—	—	—	(2.3)	2.3
Adjusted Net Income(1)	$104.5	$(32.4)	$136.9	$140.3	$37.2	$103.1

Adjusted Net Income per share:
Basic income per share			$1.01			$0.77
Diluted income per share			$1.00			$0.76

Weighted average shares outstanding:
Basic			135,528,977			134,389,667
Diluted			136,450,953			135,548,694
(1)     We define adjusted net income as net income attributable to PQ Group Holdings adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.

(2)     Amount represents the impact to tax expense in net income before non-controlling interest and the related adjustments to net income associated with GILTI provisions of the Tax Cuts and Jobs Act of 2017 (“TCJA”). The Company is required to record incremental tax provision impact with respect to GILTI as a result of having historical U.S. net operating loss (“NOL”) amounts to offset the GILTI taxable income inclusion. This NOL utilization precluded us from recognizing foreign tax credits (“FTCs”) which would otherwise help offset the tax impacts of GILTI. During the fourth quarter of 2020, as a result of the sale of the Performance Materials business, our NOL balance will be fully utilized. Beginning in the fourth quarter of 2020, we are no longer adjusting for the impact of GILTI provisions of the TCJA since the NOLs have been fully utilized and GILTI now represents a cash tax impact.

(3)     Represents the provisional adjustment for the impact of the TCJA and the Dutch Tax Plan 2019 recorded in net income.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 13

Appendix Table A-3: Business Segment Sales and Adjusted EBITDA

	Three months ended December 31,			Years ended December 31,
	2020	2019	% Change	2020	2019	% Change

Sales:
Refining Services	$103.2	$105.6	(2.3)%	$401.9	$447.1	(10.1)%
Silica Catalysts	20.9	23.3	(10.3)%	94.0	85.7	9.7%
Performance Chemicals	158.2	155.4	1.8%	614.7	670.5	(8.3)%
Eliminations	(0.8)	(0.8)		(3.2)	(3.4)
Total sales	$281.5	$283.5	(0.7)%	$1,107.4	$1,199.9	(7.7)%

Zeolyst joint venture sales	$28.9	$47.3	(38.9)%	$128.6	$170.3	(24.5)%

Adjusted EBITDA:
Refining Services	$40.7	$41.9	(2.9)%	$157.2	$175.6	(10.5)%
Catalysts	14.8	28.4	(47.9)%	74.5	107.8	(30.9)%
Performance Chemicals	35.5	33.0	7.6%	142.4	151.5	(6.0)%
Total Segment Adjusted EBITDA	$91.0	$103.3	(11.9)%	$374.1	$434.9	(14.0)%
Corporate	(9.2)	(12.2)	(24.6)%	(36.1)	(41.0)	(12.0)%
Total Adjusted EBITDA	$81.8	$91.1	(10.2)%	$338.0	$393.9	(14.2)%

Adjusted EBITDA Margin:
Refining Services	39.4%	39.7%		39.1%	39.3%
Catalysts(1)	29.7%	40.2%		33.5%	42.1%
Performance Chemicals	22.4%	21.2%		23.2%	22.6%
Total Adjusted EBITDA Margin(1)	26.4%	27.5%		27.3%	28.7%
(1)    Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 14

Appendix Table A-4: Adjusted Free Cash Flow

	Years ended December 31,
	2020	2019
	(in millions)
Net cash provided by operating activities, continuing operations	$205.4	$227.7
Net cash provided by operating activities, discontinued operations	18.2	40.1
Net cash provided by operating activities	223.6	267.8

Less:
Purchases of property, plant and equipment, continuing operations	(97.1)	(111.1)
Purchases of property, plant and equipment, discontinued operations	(12.5)	(16.5)
Purchases of property, plant and equipment(1)	(109.6)	(127.6)

Free cash flow	114.0	140.2

Adjustments to free cash flow:
Proceeds from sale of assets	11.1	17.6
Net interest proceeds on currency swaps	5.0	8.5
Cash paid for costs related to segment disposals	22.5	—

Adjusted free cash flow(2)	$152.5	$166.2

Net cash provided by (used in) investing activities(3)	$551.5	$(35.3)
Net cash used in financing activities	$(722.8)	$(216.1)
(1)     Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst joint venture.
(2)     We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for proceeds from sale of assets and net interest proceeds on swaps designated as net investment hedges and the cash paid for costs related to segment disposals. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, including the reduction in cash paid for interest related to our cross-currency interest rate swaps, and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows.
(3)     Net cash used in investing activities includes purchases of property, plant and equipment, proceeds from sale of assets, and net interest proceeds on swaps designated as net investment hedges, which are also included in our computation of adjusted free cash flow.

PQ Group Holdings Fourth Quarter and Year 2020 Earnings Release	Page 15